Contact:	Anthony Farina
302-773-4418 — office
302-545-0316 — mobile
anthony.r.farina@usa.dupont.com
DuPont Takes Actions to Capitalize on Global Growth Opportunities
Company Streamlines Organization and Names New Leadership Team
          WILMINGTON, Del., Aug. 13, 2009 — DuPont CEO Ellen Kullman today announced actions supporting the company’s commitments to customers, sustainable growth, and delivering revenue and earnings growth through market-driven science.
          The company will sharply focus its innovation engines on four emerging trends to meet the increasing demand for food; protect people and the environment; decrease dependence on fossil fuels; and capitalize on the growth of emerging markets. In addition, DuPont will strengthen its alignment with customers and markets; drive disciplined scientific innovation directly from market needs; increase transparency and accountability for results with a simplified organization; and continue its intense focus on productivity. In support of the renewed focus, the company also announced several leadership appointments.
          “DuPont’s leadership in market-driven science uniquely positions the company to capitalize on four global trends that will define the coming decades. The actions we are taking today will give our organization the focus and responsiveness it needs to deliver sustainable customer solutions to the demands created by those trends,” Kullman said.
          “The people of DuPont successfully managed through the extraordinary economic conditions of the past year and delivered on our commitments for the first half of 2009,” Kullman added. “DuPont will meet the economic recovery as a stronger, faster and more agile global competitor. We will accomplish this by driving responsibility and accountability ever-closer to our customers and regions, providing greater transparency to our progress and results, streamlining our organization, and maintaining an intense focus on productivity.”
Streamlined Organization
          Key components of DuPont’s more streamlined organization include:
•	Eliminating the five group vice president positions and existing support structure associated with the platforms that house DuPont’s businesses;
•	Consolidating the company’s 23 businesses into 14, each with clear accountability for profit-and-loss and cash management and a direct reporting line to the company’s senior leadership team;
•	Streamlining the 14 businesses to drive decision-making closer to customers by increasing regional business responsibility and accountability.

Leadership Appointments
          Effective Oct. 1, the following senior leaders and assignments are part of the organizational alignment:
•	Thomas M. Connelly, Jr., executive vice president and chief innovation officer, will be responsible for the Applied BioSciences, Nutrition & Health, Performance Polymers, and Packaging & Industrial Polymers businesses. He will continue to lead science and technology and the geographic regions outside the United States. In addition, Connelly will lead the integration of the sourcing and logistics and operations functions to capture potential productivity available from end-to-end process improvements.
•	James C. Borel, group vice president — DuPont Agriculture, is named executive vice president. He will be responsible for the company’s Pioneer Hi-Bred and Crop Protection businesses. Borel will focus on strengthening and growing the company’s production agriculture businesses globally.
•	Mark P. Vergnano, group vice president — DuPont Safety & Protection, is named executive vice president. He will be responsible for the Building Innovations, Protection Technologies, Safety Resources, Electronics & Communications, Chemical Solutions, Fluoroproducts, and Titanium Technologies businesses. He also will lead the company’s sustainability, safety, communications, and sales and marketing functions.
•	Jeffrey L. Keefer, executive vice president and chief financial officer (CFO), will move to a new role with responsibility for the Performance Coatings business, corporate strategy development process, and overall cost and working capital productivity efforts. He will continue as CFO until Oct. 31 to ensure a smooth transition to the new CFO.
•	Nicholas C. Fanandakis, group vice president — Applied BioSciences, will begin to transition Sept. 1 and become CFO effective Nov. 1. Fanandakis has served in a range of financial and business leadership positions during his 30-year career at DuPont.
•	Richard R. Goodmanson, chief operating officer, will pursue his plans to retire, effective Sept. 30.
•	Jeffrey A. Coe, senior vice president — Sourcing & Logistics, is named senior vice president — Integrated Operations & Engineering effective Sept. 1 following the retirement of Mathieu Vrijsen.
          The company announced the following presidents will lead its 14 businesses, effective Oct. 1:
•	Pioneer Hi-Bred — Paul E. Schickler
•	Crop Protection — James C. Collins
•	Nutrition & Health — Craig F. Binetti
•	Electronics & Communications — David B. Miller
•	Performance Coatings — Terry Caloghiris
•	Performance Polymers — Diane H. Gulyas
•	Packaging & Industrial Polymers — William J. Harvey

•	Protection Technologies — Thomas G. Powell
•	Building Innovations — Thomas F. Schuler
•	Safety Resources — James R. Weigand
•	Chemical Solutions — Gary W. Spitzer
•	Fluoroproducts — Cynthia C. Green
•	Titanium Technologies — Richard C. Olson
•	Applied BioSciences — Craig F. Binetti (effective Sept. 1.)
          “Our new leadership team consists of people who have demonstrated a sharp focus on increasing the value we provide customers and the speed with which we execute,” Kullman said. “Together, we are eager to capture our opportunities for sustainable and profitable growth, enhance our speed and accountability, and extend DuPont’s legacy of market-driven innovation.”
Greater Transparency
          Effective Oct. 1, the company will redefine its external financial reporting to the following aggregated segments:
•	Agriculture & Nutrition (Pioneer Hi-Bred, Crop Protection, Nutrition & Health)
•	Electronics & Communications
•	Performance Coatings
•	Performance Materials (Performance Polymers and Packaging & Industrial Polymers)
•	Safety & Protection (Protection Technologies, Building Innovations, Safety Resources)
•	Performance Chemicals (Chemical Solutions, Fluoroproducts, Titanium Technologies)
•	Pharmaceuticals.
          DuPont is a science-based products and services company. Founded in 1802, DuPont puts science to work by creating sustainable solutions essential to a better, safer, healthier life for people everywhere. Operating in more than 70 countries, DuPont offers a wide range of innovative products and services for markets including agriculture and food; building and construction; communications; and transportation.
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8/13/09